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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                              SUMMIT DESIGN, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  86605V 10 1
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

-----------------------                                  ---------------------
CUSIP NO. 86605V 10 1                   13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DCL TECHNOLOGIES LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ISRAEL

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            30,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             30,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      30,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO. 86605V 10 1                   13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DCL HOLDING & INVESTMENTS IN TECHNOLOGY (1993) LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ISRAEL

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,025,680

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,025,680

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,025,680

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages

ITEM 1.
          (a)  Name of Issuer
               SUMMIT DESIGN, INC.

          (b)  Address of Issuer's Principal Executive Offices
               9305 S.W. GEMINI DRIVE
               BEAVERTON, OR  97008

ITEM 2.
          (a)  Name of Person Filing
               DCL TECHNOLOGIES LTD.
               DCL HOLDING & INVESTMENTS IN TECHNOLOGY (1993) LTD.

          (b) Address of Principal Business Office or, if none, Residence 20 GALGALEY HAPLADA STREET
               HERZLIA, ISRAEL  46722

          (c)  Citizenship
               ISRAEL

          (d)  Title of Class of Securities
               COMMON STOCK

          (e)  CUSIP Number
               86605V 10 1

ITEM 3.   NOT APPLICABLE


ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned
               DCL TECHNOLOGIES LTD.*                              30,000
               DCL HOLDING & INVESTMENTS IN TECHNOLOGY          2,025,680
               (1993) LTD.*

          (b)  Percent of Class
               DCL TECHNOLOGIES LTD.*                                0.2%
               DCL HOLDING & INVESTMENTS IN TECHNOLOGY              15.2%
               (1993) LTD.*

                                                               Page 5 of 8 Pages

          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote
                      DCL TECHNOLOGIES LTD.*                              30,000
                      DCL HOLDING & INVESTMENTS IN TECHNOLOGY          2,025,680
                      (1993) LTD.*

               (ii)   shared power to vote or to direct the vote            NONE

               (iii)  sole power to dispose or direct the disposition of
                      DCL TECHNOLOGIES LTD.*                              30,000
                      DCL HOLDING & INVESTMENTS IN TECHNOLOGY          2,025,680
                      (1993) LTD.*

               (iv)   shared power to dispose or direct the disposition of  NONE

* DCL HOLDING & INVESTMENTS IN TECHNOLOGY (1993) LTD. IS A WHOLLY-OWNED SUBSIDIARY OF DCL TECHNOLOGIES LTD. AMIHAI BEN-DAVID, A DIRECTOR OF SUMMIT DESIGN, INC., IS THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF DCL TECHNOLOGIES LTD. AND OWNS MORE THAN 5% OF THE STOCK OF DCL TECHNOLOGIES LTD. MR. BEN-DAVID IS ALSO A DIRECTOR AND THE CHIEF EXECUTIVE OFFICER OF DCL HOLDING & INVESTMENTS IN TECHNOLOGY (1993) LTD.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

                                                               Page 6 of 8 Pages
ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


ITEM 10.  CERTIFICATION

          NOT APPLICABLE

                                                               Page 7 of 8 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated:    February 10, 1997


                                    DCL TECHNOLOGIES LTD.


                              By:        /s/ Amihai Ben-David
                                  --------------------------------------------

                                    Name:  Amihai Ben-David

                                    Title:    Chairman and CEO



                                    DCL HOLDING & INVESTMENTS IN
                                    TECHNOLOGY (1993) LTD.


                              By:         /s/ Amihai Ben-David
                                  --------------------------------------------

                                    Name:  Amihai Ben-David

                                    Title:    CEO

                                                               Page 8 of 8 Pages

                                   EXHIBIT A
                                   ---------

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     THE UNDERSIGNED ENTITIES HEREBY agree to file with the Securities and Exchange Commission a joint Schedule 13G on behalf of each of the undersigned with respect to their ownership of shares of Common Stock of Summit Design, Inc.




                                    DCL TECHNOLOGIES LTD.


                              By:        /s/ Amihai Ben-David
                                  --------------------------------------------

                                    Name:  Amihai Ben-David

                                    Title:    Chairman and CEO



                                    DCL HOLDING & INVESTMENTS IN
                                    TECHNOLOGY (1993) LTD.


                              By:         /s/ Amihai Ben-David
                                  --------------------------------------------

                                    Name:  Amihai Ben-David

                                    Title:    CEO